Exhibit 1.03

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software’s New Pivotal 6.0 CRM Platform Builds Industry Momentum

With Aggressive User Adoption

More than 45 Customers Plan to Deploy New CRM Platform Since Its Launch Two Months Ago

HONG KONG, ATLANTA—September 22, 2008 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that, since its launch in July 2008, more than 45 customers are planning to deploy the Pivotal 6.0 customer relationship management (CRM) platform.

Pivotal CRM 6.0, a newly-designed CRM platform based on Microsoft.NET Framework 3.5, Windows Vista, Windows Server, and Microsoft’s SQL Server, provides task-based navigation, embedded Microsoft Office SharePoint Server 2007 and Microsoft Office System 2007 applications, easy customization, a smart client user interface, high user adoption and a low total cost of ownership. This platform also provides users with out-of-the box, task-based navigation, forms and portals that have the ability to model complex workflow.

The tight integration with Microsoft Office Outlook 2007 (including calendaring, task and email capabilities) within the platform allows users to complete much of their daily work without having to leave their CRM system. Pivotal 6.0’s newest features also provide easier customization, enhanced searching and reporting capabilities, the flexibility to conform to an organization’s way of doing business and ease of use, all of which potentially results in increased user adoption and overall higher worker productivity.

“This integration allows the appropriate user within a defined business process and role to view the type of content they need to do their job at a high level of productivity,” said Dev Balasubramanian, Outlook product manager, Microsoft Office Enterprise Group. “This is an innovative way for enterprise applications to use Microsoft Outlook business applications.”

“We are thrilled with the aggressive user adoption of Pivotal 6.0 that we have seen in such a short time frame” said Bruce Cameron, executive vice president, Worldwide Sales and Marketing, CDC Software. “By offering customers a compelling CRM solution that combines Microsoft’s powerful .NET technology and Pivotal CRM’s superior performance of usability and greater flexibility, we believe that we are strongly-positioned as a leading provider of CRM solutions that directly address our customers’ industry-specific requirements.”

 “The CDC Pivotal CRM release of 6.0 is a prime example of how CDC Software has continued to extend the value of enterprise application development with Microsoft’s technology platform,” said Eddie Amos, general manager for Worldwide Partner Evangelism for Microsoft Corp.  “By utilizing Microsoft’s platform technologies, Pivotal 6.0 has enabled its users to enjoy increased functionality which, in the end, creates higher user adoption and satisfaction.”

About Pivotal CRM
Pivotal CRM helps organizations create superior customer experiences and offers rich functionality, a highly-flexible application platform, a full-customer-relationship-management application suite, and best-in-class customization abilities, all with a low total cost of ownership. The Pivotal CRM software suite includes a powerful application platform based on the Microsoft.net architecture and additional capabilities in analytics, mobile CRM, partner management, and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world. For more information about Pivotal CRM, please visit www.pivotalcrm.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning), and SCM (supply chain management), e-M-POWER (discrete manufacturing), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets.  For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and includes statements relating to our beliefs regarding the rate and continuation of user adoption, the cost of ownership of Pivotal 6.0 and our customers’ plans with respect to implementation of our products, our beliefs regarding the features and functionality of Pivotal 6.0 and the potential benefits and performance thereof for users, including increases in productivity, our beliefs regarding customer and user preferences, our beliefs regarding the time and labor savings provided by Pivotal 6.0 and the ease of implementation thereof, the ability of Pivotal CRM 6.0 to address the needs of the market such as the ability to improve efficiencies, improve customer service, drive cost savings and competitive advantage, our beliefs with respect to our market position as a provider of CRM solutions and other statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the market; the continued ability of Pivotal CRM solutions to address industry-specific requirements of companies demand for and market acceptance of new and existing CRM solutions; development of new functionalities which would allow companies to compete more effectively and changes in the type of information required to compete in the targeted vertical markets; and changes in the economy and customer needs or requirements. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2007 filed with the SEC on June 30, 2008, and as amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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